Exhibit 99.2
HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
September 27, 2007
9:05 a.m. CT
Operator: Good day everyone and welcome to the Home Solutions of America Special Investor Update Conference. Today’s conference is being recorded. Now I would like to turn the call over to Mr. Frank Fradella, Chairman and CEO. Please go ahead sir.
Frank Fradella: Thank you Laura. Good morning everyone and let me welcome you to our conference call to update the investment community on a number of important subjects. As previously committed, the Company intends to provide information about or related to the following subjects.
One, highlights of our on going projects in New York and Tampa, Florida. Two, a discussion of newly awarded contracts. Three, a timeline for the collection of the FIGA receivables. Four, an analysis of relevant financial information including accounts receivable and cash flow. And five, the status of the relationship of our current lender coupled with a discussion of expanding the Company’s current credit facility.
But before we continue I have asked (Jeff) to read the following statement.
(Jeff Mattich): Thank you Frank. Good morning everyone. In this conference call we will be making forward looking statements made in reliance upon the Safe Harbor Provisions of Section 27A of the Securities Act of 1933 and Section 21E of the SEC Act of 1934 as amended. Such forward

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

looking statements are based on the beliefs of the Company’s management as well as those assumptions made by information currently available to them.
The Company does not undertake to update such forward looking statements. Actual results may vary significantly from these forward looking statements based on a variety of factors. These risks and uncertainties include but are not limited to the Company’s future financial performance, business prospects, ability to win new contracts, the performance under existing contracts, the timing of completion of projects, ability to secure bonding, secure labor, work in markets where it does not have a labor force, performance of sub-contractors, and the ability to collect account receivable.
In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will result in increased revenue. Other important factors are described in the Company’s annual report on Form 10K for the fiscal year ended December 31, 2006 in the section titled risk factors and in our periodic filings with the SEC. The Company is under no obligation to update matters discussed today to reflect subsequent events.
Now I would like to turn the call back to Frank.
Frank Fradella: We know that many of you have questions and we plan to respond to many of these questions at the conclusion of the prepared remarks. As we promised during the second quarter conference call, we would update investors on many of the items discussed publicly.
Before we address the business items I want our investors to know that the Company is engaged counsel for the purpose of vigorously pursuing its legal rights with respect to those who seek to profit from publishing false information about the Company. On counsels advice we will vigorously pursue the appropriate remedies.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Since I know many of you are anxious to have the Company address many of the key business items, I have asked Brian Marshall to begin a discussion of the New York and Tampa projects. Information on newly awarded contracts as well as inquiries and a timeline for the collection of the FIGA receivables. Brian.
Brian Marshall: Thanks Frank and good morning everyone. I will address each of the New York Projects individually. We are pleased with the progress we are making on each of the three projects. In Brooklyn, on the Sixth Street project the full new building permit has been approved allowing us to proceed with the project without further permitting requirements or delays at this point.
Blue Diamond Ventures which is the joint venture between Blue Diamond Corp. and Fireline has a construction management project with the project owner, North Side Tower Reality. The total amount of the contract is $15.6 million and the lender is North Fork Bank. Contract payments are received directly from the owner and are processed on a 30-day billing cycle.
Blue Diamond Ventures has entered into multiple sub-contracts for the project including concrete, super-structure, elevator, electrical, plumbing, fire sprinkler, HVAC, doors, frames, hardware, arrear doors, windows, store front and canopy, trash shoots and compactor and painting K-Deck system. The venture participates pouring the foundation by the end of the month with anticipated completion by the end of October.
The superstructure concrete is scheduled to start at the end of October. And all the building shells should be completed and water tight by the end of December. On this project we are ahead of schedule. The projects should be completed by the Third Quarter of 2008.
I would like to provide an additional update and details on Queens, New York projects. Blue Diamond Ventures is the construction manager for this project. The proposed 350,000 square

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

foot use development will be located on approximately two acre parcel in Lexington Section of Queens and located 30-05 Lexington Expressway, Queens, New York.
Blue Diamond Ventures is the pre-construction development phase of the proposed project. It is currently in the process of teaming the necessary zoning and engineering approvals. Blue Diamond Ventures is named the project manager for the project. Has contracted the services of zoning and land use counsel and a New York architectural firm as well and serving and geotechnical firms to assist in moving the project forward.
Blue Diamond Ventures is working with local officials in the planning stages of the development and the approvals process is underway. Blue Diamond Ventures anticipates having a local public meeting regarding the project in the next 60 to 90 days. Once the public meeting occurs and the project is certified and the rezone process it is anticipated that process will be completed within seven months of that time.
Contract under the current plan is expected to generate a minimum of approximately $85 million in revenue. Project is expected to be completed by the Fourth Quarter of 2009.
On the project located on the Upper East Side of Manhattan, demolition of the existing building is ongoing. Blue Diamond Ventures is in negotiations with the owner to build a ground up 20-story mixed use building and is expected to provide construction management services. Blue Diamond Ventures has secured a $40 million bonding commitment letter to cover the work for the project. Blue Diamond Ventures is hopeful the negotiations with the owner can be completed within the near future. The project is expected to generate approximately $40 million in revenue.
Moving on to our Tampa project. Fireline has been engaged by South Shore Ventures, LOC to provide construction management, general contracting for development services for 635,000 plus square foot retail center and corporate office site located in Hillsborough County, Florida. The

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

project is located at Highway 41 in Apollo Beach, Florida, directly across from Mira Bay Village a high end subdivision complex of 1,700 units which is being developed by a national developer.
Fireline has retained Genesis Civil Engineering to assist in providing South Shore Ventures with the civil engineering design in connection with the permitting process. In addition to the construction services Fireline will provide additional services which are typical during the development phase of the project.
South Shore Ventures has advised the Company that at recent commenced marketing activities relating to the project South Shore Ventures has already received zoning approval for the project which approval includes a 300 square foot retail location and 335,000 square feet plan for business, professional and light industrial purposes.
Civil permitting for the project is underway. Fireline anticipates recognizing approximately $100,000 million in revenue over the course of the projects development anticipated to take 30 to 48 months to complete. Company expects to begin to recognize revenue during the 2007 Third Quarter.
Now I would like to move on to the FIGA update. Florida Insurance Guarantee Association. With respect to the Florida Insurance Guarantee Association we are engaged in active discussions regarding the settlement of our $49 million claim. We have been informed by the attorney negotiating these claims that he feels very comfortable that we will have a full result claim by no later than the end of Fourth Quarter 2007. We have held calls and meeting with FIGA and their attorneys, included scheduled weekly conference calls with all parties.
FIGA and it’s attorneys have outlines a timeline to settlement which contemplates completion of the negotiations by mid-November 2007. On or about that time we should receive all non-disputed amounts which we believe will represent a significant portion of that claim. Those

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

amounts which may be in dispute will go to an umpire to be resolved as a final phase of the process. I want to reiterate that we, our advisors and our attorney’s are confident that we will collect a significant portion of our claim.
In addition to the above claim for the Vista property we have two other FIGA claims that are outstanding. Delmar Association has an outstanding amount due of approximately $7 million and Tropic Villas North for approximately $700,000. We have been assured by our attorneys and the FIGA representatives once they have finalized negotiations with us and Vista they will immediately begin the process on those claims above. That process will be much simpler and we are hopeful we will see resolution on both of those claims by year end.
FIGA has been very forth right with their intentions and have repeatedly advised Fireline, Home Solutions of America and our counsel the responsibility is to review the claim, and make payment based on the policy that was in place when the loss occurred. It is not their intention to negotiate the claim down or discount the amount owed to our company.
Lastly, Fireline has negotiated with the insured, (Vista Royale) to step into their shoes as the actual insured. Vista has assigned their claim to Fireline. This provides all the rights and conditions the insured has within the confines and guidelines of the policy and allows us to conduct direct discussions and settlement with FIGA on behalf of Fireline, Home Solutions of America and (Vista Royale).
Now I would like to discuss several opportunities that we are pursuing that are in various stages. They are not yet final contract and there is a chance there might not be. And if there are final contracts the terms could materially change.
In New Orleans, Fireline has agreed in principal with the local New Orleans developer in which it has anticipated that it will provide a construction management services for an approximate 85-unit

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

ultra family residential and retail development located in the Alger’s Section of New Orleans, Louisiana.
Construction at the site is currently underway by the owner and is expected Fireline will take over all construction aspects of the project immediately upon the owners final lender approval. Current terms provide turning into aggregate construction contract of $10 million. Work is expected to be completed on an approximate 12 month construction schedule.
Demolition and abatement projects. The Company is currently negotiating multiple separate demolition and abatement projects throughout several states including North Carolina, Virginia, West Virginia, Louisiana and Washington, D.C. The Company hopes to finalize these agreements for the various projects within the near future. Contracts for the aggregate are anticipated to total excess $50 million of work for the Company.
Restoration and advance contracts. In Fireline’s 20 plus years of relationships in insurance industry and its sales and marketing team, Fireline has signed a significant amount of pre-storm contracts and veracious floods contracts with condo associations, retailers and businesses. Fireline continues to provide first response EMS and restoration service for insurance related losses on a daily basis from all of our locations including our new Dallas office and plans to continue aggressively marketing and position itself as a leader in the restoration services industry.
As noted above these are agreements and principals or agreements under negotiations. There are no assurances these will ultimately be finalized. We will continue to update investors on the developments affecting these projects.
At this point I would like to turn the call over to (Jeff) to discuss various financial issues. Frank will then talk about our preliminary third quarter results and other relevant items. (Jeff).

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

(Jeff Mattich): Thank you Brian. As many of you know the Company’s credit facility has changed over the past few years. Both in size and structure. All in an effort to accommodate its evolving business model. Each time the Company has been able to reduce its effective cost of capital and currently has a facility at sub-prime rates. While the Company has a very good relationship with its regional lenders, it is seeking to expand its facility to accommodate the expansion of the business on a national basis. Frank will elaborate on this later.
Although borrowings on the line have increased during the quarter the Company has decreased its job related account payable and continues to work toward positive cash flow from operations now estimated to occur between Q4 and Q1 of 2008. SG&A costs are still higher than normal for legal and accounting related matters associated with corporate governance and the limitation of its information systems.
In addition, the Company continues to upgrade its equipment and infrastructure within the granite fabrication facilities and its interior services division. Progress has been made regarding the collection of accounts receivables specifically in the New Orleans market. Historically, this region has been a longer DSO due to the insurance back receivables. But we have seen more normalized activity and expect this sector of our business to see lower DSO’s on the newer contracts that are being executed.
We continue to integrate the subsidiaries into two operating segments, maximize the synergies by consolidating accounting, credit and collections, and other administrative functions. All in an effort to reduce operating costs while increasing efficiencies.
I would like to turn the call over to Frank to discuss other lender related issues. Frank.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Frank Fradella: Thanks (Jeff). As previously disclosed, the Company petitioned its lender to allow certain proceeds of the FIGA related receivable to be distributed to Brian Marshall as a resolution of the seller note. In that petition the Company was to receive certain first dollar receivables with the balance to go towards the resolution of the Marshall seller note. The Company continues to engage in productive discussions with its lenders on structuring the transaction in an exceptional manner to all parties.
At the same time, the Company is in the process of engaging various parties to expand its current credit facility. As we believe that a larger facility lead by lenders with a national rather than regional presence is more appropriate for the Company at its current stage of development.
The Company has been approached and has received four proposals in regards to potential financing. While awaiting several others from large lending institutions. Those proposals vary in size from the existing facility of $60 million, to as much as $125 million. The new lender or syndicated lender members may include current participants in the Company’s existing credit facility.
While we did not provide guidance in a separate issue for the third quarter, during our second quarter call we are acutely aware that investors would like us to provide some indication particularly at this point in the quarter as to our business.
We feel good about the direction of the business and we remain focused on completing the work under many of these projects as soon as possible. While we will not provide specific quarterly guidance at this point, we recognize that there are published estimates available and we remain comfortable with their full year estimates. We recognize the importance of collecting our receivables and we remain highly focused in that area as (Jeff) has detailed. We expect that we will cash flow positive during the Fourth Quarter of 2007 or worse case First Quarter of 2008. But the third quarter we expect it to be modestly cash flow negative depending upon new business

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

booked and collections during the last few days of this third quarter. Obviously, the positive settlement that we are negotiating with FIGA will significantly improve our cash position.
Laura I would like to now turn the call over to questions please.
Operator: Thank you sir. The question and answer session will be conducted electronically. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. Again that is star, one if you would like to ask a question.
OK, first to Joe Giamichael with Rodman & Renshaw.
Joe Giamichael: Good afternoon gentlemen.
Frank Fradella: Hey, Joe.
Joe Giamichael: Just to start out, can you give us a better understanding as to why the call was postponed, what happened or did you expect to happen during this week?
Frank Fradella: Joe as you know we had an agreement with Brian on the seller note which essentially expired on 06/30 and what we did not want to do was, we did not want to get ahead of our self by making certain, that certain things were not in place. And obviously it is a sensitive negotiation. I think the fact that we are now in a situation where we understand that the FIGA related receivable will go to the Company was significant. And we had to negotiate that process.
So in the process of getting that done and the benefit that the Company receives by receiving all of that, those collected monies it was important to put that call off and make certain that we were aware and the lender was aware of how we were going to handle that situation. So that is why we put the call off.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Joe Giamichael: OK, no problem. And just forgive me if a few of these questions seem dated but I kind of view today’s call as a make up for the Q2 call because we really were not informed as we needed to be to tackle some of the critical issues. So, just sort of bare with me with some of these questions.
Just, we need a little more clarity as to what is going on in the accounts receivables line. You know there was a significant jump in just sort of whole receivable dollars in Q2. Can you talk to us about the customer concentration or regional concentrations and at the fear of giving away some competitive advantage or allowing some of the shorts to harass clients would you be willing to sort of open up the Kimono for us here and publish an accounts receivable schedule to put so many of the questions and doubts to rest?
Frank Fradella: Well Joe I understand the question and certainly that has been a high focus for the Company not only this past quarter but really over the last 12 to 18 months. As you know when the Company took on a significant amount of work post Katrina and Rita, there were receivables generated then. Really hit six to nine month collection period and the Company continues to have insurance back receivables, continues to have receivables generated from the New Orleans market and yet we still continue to execute new contracts in the New Orleans region.
We have also as I have stated, begun to see some of those receivables start to collect in New Orleans, receivables that had been in the six month age area. And as you know our credit facility provides 180 days eligibility under the borrowing base. The, a smaller percentage of that receivables, without giving you very specific details, over 80% fall under the eligible borrowing base and I am excluding some of the FIGA monies in there.
However, the regional basis, if you will, is where as far as where receivables are generated range percentage-wise about a third in the New Orleans area, maybe a quarter in the New Orleans area

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

and another half in the Gulf Coast and Florida region and then again our construction related projects that we are working on are all in the, we are shooting for again, a 75 to 90 day DSO for our short to long term, or mid-term business model.
When you see the details of these receivables you get to understand where some of the business has transferred from interior to more construction services business model. Our DSO’s have increased. What has kept the DSO’s down over the past year has been the fact that we have been about a 55/45 split between interior services and construction services.
So again, while we do not give detail on the specific receivables, we feel confident again that we will be making very good progress between now and the end of the year and again stressing the cash flow positive between Q4 and Q1 of ‘08.
Joe Giamichael: Got it, OK. So if I am, the one thing that I want to take away from that, so 80% of the account receivables are under 180 days and those are qualified as, that you can borrow against. Correct?
Frank Fradella: Approximately, yes.
Joe Giamichael: OK, that is fine. Just along those same lines, could you reiterate the current working capital position as well as just the remaining borrowing capacity through the credit agreement with Texas Capital Group and just sort of tell us whether, you said that there had been some additional borrowing on that line so obviously the balance of that is still freely available to you, correct?
Frank Fradella: Yes, we continue to operate under the current facility and obviously if you are familiar with the facility you have a borrowing base based on inventory and receivables and while we are not still done at the end of the quarter, what we do is we will either pay down the line or borrow.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

And the borrowing, the increased borrowings as I stated were primarily the result of expanding on some of these new construction projects.
We made significant investments on the previously announced contracts and as these contracts proceed you are going to see receivables start to pick up and again as we model this out over the next six months, the idea being that you are going to see significant collections of cash over the next 90 days. Which again, the result being a higher amount of cash on the balance sheet and reducing that debt.
So again, I think the Company is comfortable with its working capital position. Yes it has been tight. But I think with the plans over the next sixty to ninety days we feel comfortable where we will end up by year end on our working capital.
Joe Giamichael: OK, and I promise only a couple more questions and I will get out of the queue and let some others ask. But, along the, obviously related party transactions have been something that people are very focused on. Could you, I do not know if you have it in front of you, but over the past six months could you give us some idea of how much revenue was generated from what would be considered a related party transaction and if you could just sort of remind us as to what you are required by the SEC to disclose under FSA Rule 57 along those lines?
Frank Fradella: Yes, as you know Joe as we discussed in our second quarter Q we announced that management has asked the audit committee to perform an investigation into related party transactions and disclosures, which is still ongoing. We certainly understand the sensitivity behind that and I can also tell you that management feels confident and comfortable with those transactions. They were performed on a normal business terms and the revenue generated from those related party transactions has been over — on a materiality basis. It is not a material amount of revenue. So that is what I can tell you in that regard.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Joe Giamichael: OK, that is fine. I just want to touch on a couple of business developments over the last quarter. You signed a consulting agreement with RG America at the beginning of Q2. In that agreement there was some language regarding Fireline taking on the rights to payment obligation under the existing construction contracts. Where there any assets or liabilities transferred to this contract and if so how was the transaction recorded on your balance sheet?
Frank Fradella: That consulting agreement that was executed was with Fireline and Fireline continues to perform work under those contracts. And all of the work that they performed and all of the costs that they incurred obviously are new business, new revenues and obviously related costs that they have assumed in taking on all that related work.
Joe Giamichael: OK, I think the point I am just trying to make there is you did not pick up any outstanding or outdated receivables that RG had previously generated, right?
Frank Fradella: No, Fireline was again, asked to come in and take over as they have done on other projects with other companies. Go in and take over projects that have not been completed and all future projects that may have been out there. They did gain, and Brian can elaborate if necessary, they did gain some very critical and key business relationships going forward and they were able to expand into some other territories where they had not been previously.
So I think it was a win, win situation for both parts.
Joe Giamichael: Now, just was there a significant amount of revenue generated from those contracts in Q2?
Frank Fradella: In Q2, I do not think significant overall. Over the $50 million, I would say that it was not a significant part of their revenues. But when you look at the overall basis where they are looking

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

between now and the end of the year there is probably, when you look at our overall guidance, it will not be a big part of the overall business.
Joe Giamichael: Got it. Just last question, I promises. Now you talked a little bit about the additional borrowing capacity you are seeking and Frank you were quoted in a Dallas publication as saying that you are actively shopping for it several weeks ago.
You know with liquidity of the Company in question through various forms of media can you give us a little more color as to the time frame we can expect further news there and any indication what form of financing is more likely. I think what I am getting at initially is just you are not considering an equity based transaction at these levels, correct?
Frank Fradella: Let me, let me, you know, you get multiple questions, not just one question you know. But that is OK.
Joe Giamichael: I have got to maximize my opportunity with you guys on the call.
Frank Fradella: Let me answer that in the number of ways you have asked it. First of all, we appreciate the relationship that we have had with our current lender and we have had a good relationship. As you know we have never missed a payment we have — and we continue to look forward to their participation in some way in the future as I mentioned on the call just a little earlier.
The reality is for our company to get to the level that we committed to nearly a year and a half ago, that being $500 million in revenue run rate by 2009, the company goes through steps of growth and this is just one of those steps of growth that we go through. And the reality is that our business is growing quickly, we have got some very significant contracts that have to be executed between now and 2008, 2009 and we expect more.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

So we need a facility that we can grow into so that is why specifically the Company is talking to proposed financiers in the range of $100 million to $125 million.
There is three people in this room who are probably more disappointed than any of the people on the call with the share price of this particular company. Because we have all lost a lot of money, personally. And I recognize the money that individual investors have lost.
We are looking in debt financing opportunities because we believe at this current time, based on the value of the equity debt financing is appropriate. And when you recognize cash and you recognize the potential free cash flow for this company, we in our opinion, in managements opinion, are underleveraged.
So today we think debt financing is readily available and the proof is in the responses that we had already and the responses that are yet to come. Does that answer it. (Jeff)?
Joe Giamichael: It does, the only aspect of that was just any potential timing. You know, do you think this is something that we are going to hear on a Q3 or Q4 call?
Frank Fradella: No, we want to get it completed clearly by the end of the year and that is our goal. It is a lot of money and it is probably going to be syndicated amongst a number of investors and due diligence process is probably going to take a little while. But our goal is clearly to get it done by the end of the fourth quarter.
Joe Giamichael: Got it, thanks a lot Frank and thank you in general gentlemen I appreciate the opportunity to get you guys in an open forum to have this discussion.
Frank Fradella: Thanks Joe.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

(Jeff Mattich): Thanks Joe.
Frank Fradella: Laura?
Operator: We will turn next to David Yuschack with SMH Capital.
David Yuschack: Is the new credit facility guys, how much does the FICA slow that process of completing it and how much does the new facility people see that wrapped up before you can close on a new facility. How contingent is that?
Frank Fradella: I do not think it does David. To, quite frankly, the lenders that we have spoken to so far, one of which is started some fairly significant due diligence by the way. The FICA issue has not been an issue for them. They recognize it, they would love to see the cash come in. But at the end of the day it is a combination of cash flow lending and accounts receivable lending and it is based on the current company’s accounts receivable and the current company’s cash flow.
David Yuschack: OK, so none of them are really expressing any real need to get the wrapped up before they are willing to extend the credit is what you are saying.
Frank Fradella: Well, how about the opposite of that actually David. The ones that we have spoken to before want to see the company maximize every dollar. So the company is not in a hurry from the perspective of negotiating because we want to get as much out of the claim as we can. Where as if we rushed that process looking like we needed to resolve it from a cash perspective we may not get our bang for the buck. So I think the answer is, is so far, current lender and new lenders that we have spoken to are anxious to see the Company get it resolved but they want to get it resolved on the Company’s own terms.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

David Yuschack: Now looking at this second half, you mentioned earlier about being comfortable with the expectations for what is out there and what street estimates. That would kind of suggest you guys having to be collecting quite aggressively on existing business as well as the current business coming in being pretty strong on cash flow as far as receivables are concerned.
Could you give us an idea of how do you see that shaping up to achieve those because I know your account payables this last quarter is a little stretched as well and I am just kind of curious as to where those resources may be coming particularly if you are moving revenue towards $60 million run rate. That is going to require some pretty good working capital requirements.
Frank Fradella: Let me answer that, now I want to answer that carefully because as you know our quarter is not finished yet. So, I do not want to get too far ahead of myself and be misleading in giving my answer to you. Our sensing is two fold. Number one the run out of the existing back log which we spoke of in our last call coupled with new work that we have gives us the comfort level in regards to where we think the company will eventually wind up on a year end basis.
That being said, we are expecting a number of things that from a cash perspective to be able to go our way. I will remind you and you and I have had this conversation before, if you remember the new credit facility was enacted in November of 2006.
Prior to that and for year end results of 2006, our company basically performed $127 million of revenue on a $10 credit facility before we modified that to the $60 million facility. And the reason that we were able to do that we understood the velocity of money and we understood how it is. We had to go collect that money and then put that cash back to work.
One of the reasons why we think at the end of the day that we will potentially push operations, cash flow from operations back a little bit is the fact that we are going to have as you noticed some revenue growth in order to meet that revenue target that sits out there.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

So we, as we have said before, have our eye and have every division manager and division president that works in this company focused on collecting accounts receivable and managing cash. And the way we are going to get to that number without currently expanding our current credit facility is to be able to go to collect that cash. So obviously we think that is going to happen between now and the fourth quarter.
David Yuschack: As far as the payables are concerned too, how are you approaching that as far as vendor relationships that you have. Is there any issues there because of maybe some of the slower, maybe slower than expected receivable collections that you have had?
Frank Fradella: Well as you know this does not help your cash flow model by the way, but we think you are going to see AP go down dramatically in the third quarter filing.
David Yuschack: Yes that would be great because I think that would, those are always pluses when you start stretching the limit but I do not have any problem with cash flow from operations being a modest negative if your payables come down materially and that is basically what you are saying, right?
Frank Fradella: It will be down materially Q3 over Q2.
David Yuschack: Oh, that is encouraging to hear. As far as your Dallas office is concerned. Is that related to RG America relationship there. Can you give us some idea of what that is coming from?
Frank Fradella: It is actually a combination of both. As you know, the business in RG America is very similar to the Fireline restoration business. And so what we felt just as we had, you know, grown some other opportunities the operating business that was here in Dallas was basically the fiber

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

sale operation. And so our ability to get into restoration services and be able to handle the Texas market was important to us.
So it is a combination of some of the Fireline opportunities that existed and as well as the potential of RG opportunities that will exist.
David Yuschack: Now, one last question, as far as, you know, looking at the potential for this second half revenue stepping up, where in this third quarter have you seen important opportunities in addition to some of the issues that have been discussed on these major projects. Where are you seeing revenue coming from in this current quarter that may either be new or things that you have been working on as well as what you potentially may need in the fourth quarter to sustain that kind of revenue ramp.
Frank Fradella: Well the reality is David you are right, there is going to be a substantial revenue ramp up in the fourth quarter. Mainly because as we said even though we will have some revenue recognition on the product, the major projects in the third quarter, the fourth quarter is going to have some substantial revenue run up.
As a matter of fact I think if I remember the press release correctly about New York, we said that there was some $12 million of potential revenue that would be recognized in the back half of the year and I can tell you more of that will be in the fourth quarter than it will be in the third quarter.
In the third quarter itself, we are going to wind up having an excellent quarter with Associated Contractors, Home Solution Restoration of Louisiana and Fireline of Louisiana basically because a lot of the contract that we had got into full swing and one of the reasons why, one of the good things about New Orleans now is, is we had some excellent cash collection in New Orleans. So the fact that those contract are more of the typical construction service minded contracts are good for us from two perspectives.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Number one, we are seeing the work come through. Number two it is sort of the 30 to 60 day DSO that you expect out of construction services. But clearly we see the big revenue ramp up going into the fourth quarter.
David Yuschack: So receivables by the end of the third quarter could be fairly close to what you ended up with in the second quarter if I was just to kind of speculate. Can not be too far off the mark. If your payables are coming down that much.
Frank Fradella: I would probably say you are close but I want to be guarded about answering that question with the quarter not being complete.
David Yuschack: OK. That is it for now.
Frank Fradella: OK David, thank you.
Operator: Next up is David Jordan with Axium.
David Jordan: Good morning gentlemen.
Frank Fradella: Good morning.
David Jordan: I just have a couple of questions. When you said that the FIGA resolution claim will be concluded in the fourth quarter, does that mean that you will receive the cash in the fourth quarter? That is my first question. The second question is, when you talked about business, I think Brian talked about the demolition and he talked about the 85-unit and he gave numbers for those. I didn’t, maybe I didn’t hear it, what was the number for the restoration business because I didn’t hear a number associated with that? Number three; are you disappointed that you haven’t

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

gotten any more work from New Orleans proper? And the fourth thing is the issue of when are we going to see some insider buying or possibly maximizing value of the company through the sale of the company? I know you hate to hear that but as frustrated as the three of you are, you know, you can put a significant power to the squares, you know, you could square it or put it to the 10th power how many frustrated investors you have so those are the four questions that I have. If you want me to repeat them I’ll be happy to. I think you’re doing a good job under the circumstances except for the price of the stock.
Male: Thank you David. I’ve written all four of them. I’ll let Brian handle the first two.
Brian: Hey David, Brian here.
David Jordan: Hi Brian.
Brian: Hey. FIGA collection, yes. To answer your question firmly we anticipate that we are going to resolve and will collect and be paid on FIGA between now and the end of the year.
David Jordan: OK.
Brian: We’re hopeful that that will happen sometime in November, first part, week of December and that’s the indication based on weekly conference calls and daily meetings and on-site meetings. They have dedicated a complete workforce. Frankly, on FIGA, just the process with the amount of claims that they were processing and Fireline’s being one of the largest, actually the largest two claims that they had to deal with; we got put on the back burner They’ve apologized for that happening. They’ve hired a firm specifically that’s been working with our crew almost daily. We’ve delivered to them 60 plus beta stamped forensic accounting, backup for the computer ...
David Jordan: Great.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Brian: ... and process and we have very favorable results at this moment and we anticipate that this is going to go as planned. What is very encouraging on our end David is that FIGA and their representatives and during our conference calls and in writing have provided to us a timeline for completing the (Vista Royale) project review and payment schedule.
David Jordan: Terrific.
Brian: I think I told you in the, in the script that it should be I think November 2nd is the week that we’re going to review ...
David Jordan: Yes, you did.
Brian: ... one on one with our counsel, their counsel and our adjusters, the public adjuster and the adjuster for FIGA. So every week we have a scheduled conference call that updates everyone so there’s no more delay.
David Jordan: Great.
Brian: And until about two months ago all we got was delays so I’m very happy with that process and I firmly believe without question that we will be paid and settled on the FIGA related receivables specifically on this step and we’re hopeful on DelMar and probably (bill us) by year-end.
David Jordan: And you talked about the potential, as I said, the, of the, of the, of the future revenues, the $250 million. What was the restoration number that was potential revenue from the restoration business that you’re seeking to get?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Brian: Well we have, I think what you’re talking about, I had mentioned on the demolition and abatement projects, we ...
David Jordan: That was 50 million, and there was 50 million from an 85-unit project and then the restoration had no number associated with it, did it?
Brian: No, I didn’t give you a restoration number. That’s an ongoing business for us. What I can tell you is we have expanded our entire sales force, hired national sales personnel that have relationships across the nation. We’ve enacted a tremendous amount of input from different hotels and subsidiaries and associations and management companies nationwide and based on our new office here in Dallas, we’ve added several million dollars worth of business already in this area.
David Jordan: What could the range be Brian? You’ve got to hope to live and live to hope.
Brian: Well I can tell you ...
David Jordan: What could the range in the restoration — you were kind enough to give us the $50 million for the two other areas. Give us a very, very low number and a reasonable number.
Brian: I would say our restoration business is easily $25 to $50 million without a storm or any activity out there that we have going on.
David Jordan: OK. Are you guys disappointed in the fact that you haven’t gotten more New Orleans business because when we had this dinner in New York it was suggested that, you know, the total amount of bids outstanding was going to be X and you expected to get Y as a percentage of that and even Y is not what you’ve gotten awarded so far so, I mean I’m not saying you won’t get it but I’m trying to be more of a constructive optimist as.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Frank Fradella: Maybe you missed the press release that we had earlier this quarter where we announced another $11.2 million in New Orleans. (Scott Sill) who runs that business for us is going to have a very strong third quarter. We’re actually pleased with the results of New Orleans, pleased in two measures: number one, new work that’s been gotten, again, another $11.2 million for the quarter; and two, the cash collections that have gone on in New Orleans, and three, there is a huge bid inquiry level that we are pursuing in New Orleans as well so.
David Jordan: Right, you, at the meeting I believe you said, Frank, that there was a billion plus or minus in bids and you hoped maybe you would get, you hoped, you know, God willing you would get 10 percent of it.
Frank Fradella: Yes and ...
David Jordan: I mean so that’s where I’m going with that question cause yes the 11 million is nice for a quarter but the annualized is 44 million it’s half of what you hope to attain.
Frank Fradella: OK.
David Jordan: I mean correct me if I’m wrong and I certainly, I’m, you know, I’m wrong many times.
Male: David, one thing I wanted to apprise you of too and I think I alluded into, in our, in the first time I released we’re in the process and have a letter of intent on approximately another $10 or $11 million project in New Orleans and obviously we don’t announce every contract that we have and every million dollar of $500,000 or $250,000 lot so we’re expanding that marketplace as well as the other marketplaces across the nation.
Male: My answer to you is I think you’ll see, based on that inquiry list that we talked about between now and the end of the year, the potential that we will get better than our average hit rate.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

David Jordan: OK, now that insider buying or maximizing the value of the company through either the sale of the company, I know you hate to hear that but I’m sure that a lot of people on the call are pleased to hear that so, I mean so we’re somewhere between a rock and hard place with that.
Male: If we can get, here’s part of our issue, as you continue to grow the company ...
David Jordan: Right.
Male: As you continue to grow the company the issue becomes for us the ...
Operator: Please stand by everyone. We’ll reestablish the participant line, or the moderator line. Just a moment please.
Thank you for standing by everyone. We’ll be underway again in just a moment.
Again, thank you for standing by. We’ll be underway in — as soon as we can. Just a moment.
Male: Hi.
Operator: Please go ahead sir. You’re reconnected.
Male: David. David? Hello? Hello. Alright, can you reestablish that?
Operator: Sure. David, if you would hit star, one I’ll go ahead and open up your line again. And we may have lost his line. Would you like to move onto the next question?
Male: Please.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Operator: OK. We’ll go to Ken Orr with Triumph Small Cap Funds.
Male: OK.
Ken Orr: I just had a few questions. Can you tell us where the SEC inquiries stand and who, what questions have you been asked and over what matters?
Male: Actually Ken, as you know, the SEC does not themselves reveal what they speak about nor is the company allowed to be able to talk about those issues. I can tell you that it’s informal. I can tell you that in the past the SEC has asked the company for various components of information and the company has always complied with the information requests but today that, those questions are informal and continue to be informal.
Ken Orr: And can you tell me about your margins and the direction of your margins? I see that they, you know, one of the reasons I was attracted to the company was for high profit margins. Where are they now and where do you expect them to be in the future?
Male: If memory serves me correctly, the second quarter EBITDA margins were in excess of 25 percent. We have said in the past that as we trade off long term consistent backlog opportunities in construction services that we expect those margins to diminish slightly, but as a result of that the, you’ll see quarter over quarter a little bit more consistency in our revenues and we think the tradeoff that we have is worth it given the fact that we can now project ourselves in terms of backlog clearly into 2008. But I would probably say that if you did a comparison on other companies that are in the construction services segment you might find that our margins are substantially above those of our, some of our competitors and like peers.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Ken Orr: OK. And I think it was, was it RGI America? RG America? You said that it was a lot, had a lot in common with Fireline except they went out of business. Can you tell me what you can add to the table to make sure that doesn’t happen with you picking up their business that ended up resulting in their, well I guess bankruptcy or being out of business?
Male: Yes, that’s actually a very good question on your part, by the way. Let me answer that for you because I think it’s interesting in terms of the difference in the business model. You know, one of the reasons that we think that the company was berated and unfairly by the way was it was referred to, as you know, Home Solutions was in 2006. It was referred to as a hurricane play and one of the reasons why we stepped into the construction services arena in the first quarter of 2006 and managed the revenue growth that we had in 2006 was because of those construction services opportunities. We think the diversification, which is different in terms of Fireline versus RG is substantial. So given the opportunity that we have in construction services, blended with the traditional insurance business that we have, I think we had built some resiliency which is different than some of the other restoration players.
Ken Orr: I don’t quite, so you took over a company that is, that is in a business that doesn’t have the same advantages of yours and the margins and yet your other businesses will compensate for their end of the business. I don’t quite understand why that’s good.
Male: Well.
Ken Orr: I don’t understand the answer to my question. What makes yours different if you’re, if you have a higher margin other business, why would you go into a business like theirs that ended up going out of business? I mean certainly you don’t want to bring your numbers down, right?
Male: Well I think what you did was, is number one, you had the opportunity to work through some contracts and pick up more importantly some additional customers that are in the insurance

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

related industry that we didn’t have in Texas before, because Fireline did not have an operating location in Texas. I think the second thing is that Fireline, particularly Brian has about 22 years of experience and I think one of the things that he saw in his own business was to say that you needed to diversify it so the reality is I don’t think you picked up a business. I think what you wound up picking up was a significant customer list, some fair construction people, unfortunately, you know, they needed to depend on a catastrophe to keep their business model going. Home Solutions doesn’t need a catastrophe to keep their business model going but now we have some additional customers from an insurance perspective that have some catastrophic losses that are not related to weather but are related to fire and water damage and my guess is, is when you can do that and you can do that rather inexpensively it’s probably a good opportunity for you to expand in the business in which you know.
Ken Orr: OK, and before you said that the related party transactions don’t, have not and will not account for a material part of your revenue but I thought that actually part of the two $100 million contract was related party. Can you explain that? I mean I would think that’s significant, isn’t it?
Male: Well I think what tends to happen is that, two things. Number one, we said that it had not in the past been a substantial portion of our business. Number two, the way those revenues burn out over a period of time, including 2009 by the way, it would infer that our business is probably a lot larger than what those contracts are in the coming year. Now I can’t guaranty what the percentage of those will be because we haven’t given projections for 2008, nor have we given projections for 2009 but our specific comment was that in the past they had not been material.
Operator: Thank you. We’ll take our next question from Neil Cassidy with Morgan Stanley.
Neil Cassidy: Hi guys. I just have a couple of questions. I wanted to get back to the New York project. The Upper East Side project, you guys on May 18th announced that you had a contract to build condos on the Upper East Side of New York City. On September 6th your press release said

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

you’re in advanced stages of negotiation. Do you have a contract or you don’t have a contract for the Upper East Side?
Male: Yes, I’m sorry. What was your name?
Neil Cassidy: Neil Cassidy.
Brian: Hey Neil, this is Brian.
Neil Cassidy: Hey Brian, how are you doing?
Brian: ... contracts. Unfortunately, we are, we are in the process of the development stages and possible expansion stages of that contract and unfortunately that’s been some of our delay based on our NDA and exposure to the market without giving too much information. We gave more information on the project today. As is, we can build based exactly on what I explained in the script earlier but we are pursuing some other options that may or may not increase our revenue in that area.
Neil Cassidy: But Brian, do you have a contract to build?
Brian: Yes we have, yes we have a contract.
Neil Cassidy: For the Upper East Side buildings. You’re going to build that ground-up building is what you guys filed in your 8-K.
Male: Are you talking about our White Stone project?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Neil Cassidy: No, New York City, the Upper East Side. You, in your press release you very clearly — I’ll give you your wording. Your wording is “advanced stages of negotiation with the project owner.”
Male: OK and you’re talking about the 40 million project that we have secured a $40 million bond on, is that right?
Neil Cassidy: You secured a bond but it doesn’t sound like you definitely have the job because you’re saying you don’t have the job yet and the, you just reiterated that on the call. If you want you can play it back.
Male: Yes, let me be clear on it. OK, I was speaking to you about White Stone; I apologize. On the $40 million project from what I said in the script that we have a bond in place and we are working and negotiating with the owner to secure a contract on that project.
Neil Cassidy: So you do not have a contract on the Upper East Side.
Male: We do not have a finalized contract on the Upper East Side.
Neil Cassidy: OK, why did you guys file an 8-K saying you did have a contract on the Upper East Side? And in your, read your May 28th press release, even the corrected version of it. You clearly say you have a contract to build on the Upper East Side.
Male: I think in the 8-K Neil, if you remember the $100 million, what the company had was actually a compilation of three different sites.
Neil Cassidy: But you don’t have three different sites; you have two.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Male: No, actually we have three different sites. Brian just went over those three different sites for you, in New York. Right? Fifteen point 6 million, 85 million and 40 million, which is essentially greater that the $100 million contract value that we had.
Operator: Thank you. And once again if you’d like to ask a question please press star, one. We’ll turn now to David Yuschak, SMH Capital.
David Yuschak: As far as the RG America, could you give us some idea with the contracts that you did pick up how much more runoff might be in that and did that show up as a pretty good contributor in the third quarter as, and are you getting close to winding down some of that business or can you give us perspective there?
Male: I think we’re getting pretty close to winding that business down in terms of the existing opportunities that were there in terms of the contracts David. However, one of the, one of the things that we look to is that there was a relationship that existed between RG and their clients and so what we, what we intend to do now is pursue some of the bid opportunities that were in the RG business as well.
David Yuschak: Now are you generally speaking to, when you go, when you get into some of these issues where you had to inherit contracts there’s usually some unsatisfied customers there and maybe payments could be slow. What, could you give us a sense as to how that’s working out?
Male: Well ...
David Yuschak: Cause then we kind of get into disputes or disruptions. There’s an always an unhappy party in construction.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Male: And it’s quite frankly one of the reasons why we had to complete the work that was in existence and why we had to bill the work so that obviously we could go collect it and be the, quote, unquote, bona fide contractor, if you will. Yes, you’re right. I mean I think that there were a number of people who were probably, as anybody would be, disappointed that their work couldn’t be completed and to some degree I think we’ve come in and been able to, I don’t want to sound grander than we should, but save the day for some of those people who wanted to get their projects completed. So once I think we get through that process and we get through the documentation of that then, you know, we’ll get customers who are happy with us and hopefully they’ll, as they should, pay their bills.
David Yuschak: OK. As far as the FIGA receivable, you’d indicated that FIGA did come back with a timeline. Is that the first time that FIGA has given you a timeline or have they talked about time lines in the past that this thing can be resolved?
Male: It’s the first time that they’ve put it in writing and I think that that’s what’s important. You know, these negotiations are very, very complicated negotiations. They’re not complicated from the perspective of value. They are complicated from the perspective of time and we all know that when attorneys get involved, as you might imagine there are a lot of them in this process, those things take longer than you like but I think Brian’s done an excellent job. The fact that we had put liens on the property motivated a lot of people to resolve this and I think had we not liened those particular properties we probably wouldn’t have had the experience that we’ve had in terms of getting a definitive schedule.
David Yuschak: Now since this is the first time they’ve put it in writing, was it because of you guys insisting that this thing get resolved this way or they felt comfortable enough with what they’ve seen so far that they initiated the timeline?

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Brian: David, I — this is Brian. One of the things that’s assisted us in getting in front of FIGA and getting them off of their butt to get this thing done is the, is the assignment of the actual claim from (Vista Royale) to Fireline which puts us in the insured position. So obviously in insured position you have all remedies as any insured, like for yourself if you had an insurance loss, to make the insurance company, and this circumstance it’s FIGA, produce and move forward based on the policy and if they don’t you have remedies against them that we would not have had under the general contractor. So under these circumstances we participate as in insured and as the GC, and they’ve been very good with us as far as moving forward over the last 60 days.
David Yuschak: When did that happen on the move to insured position?
Male: I believe that was, we actually finalized that about 60 days ago, within 60 days I believe. I don’t know the exact day David. I don’t have it in front of me but we have a full assignment from Vista that was negotiated between their attorney and ours and we thought that was our best position to be able to step in front of FIGA and try to collect our money.
David Yuschak: And when did they give you this timeline as far as a resolution, in writing?
Male: We finalized, we finalized that last week and, you know, I believe that was one of our reasonings regarding the delay in our call and I know Frank mentioned that earlier but in my opinion that, I believe that was material and we wanted to make sure that we had something in writing that we could deliver to the public that we felt very comfortable about regarding payment.
David Yuschak: OK. And as far as Associated is concerned, you know, that acquisition did kind of start out relatively slow and some of it was because of their focus on New Orleans and you had indicated, Frank, that it was having a record quarter. As far as your own view of this slow period in which it started when you, after you acquired it versus now, where would you say Associated is

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

today, giving what you’re seeing in the quarter versus what your expectations were a year ago when you bought them?
Frank Fradella: David, you know you and I have had this conversation about how it is you value an acquisition, right?
David Yuschak: Right.
Frank Fradella: ... 13 months later, that’s the appropriate time to value it.
David Yuschak: And we’re at about 13 months.
Frank Fradella: It will be 13 months in November. I would tell you I’m pleased with where it was they were. I would have, from a valuation standpoint, without sort of breaking out the number, I remember when you go through this process you listen to them saying well gee, we think we can do, you know, $50 million is a for instance. I’m not specifically talking about Associated, but you think you can do $50 million of revenue and X amount of EBITDA and here’s our, here’s our cash, here’s our projection; here’s our cash projection and here’s our backlog and here’s our (whip). I would tell you that this will be an acquisition on, at the end of month 13 that we’ll be happy with and I think from a valuation standpoint when you consider that the model was sort of always (odd) times cash flow and remember this transaction was one where they actually earned their cash as they collected their cash. I think this will wind up being one of those transactions that is very good for the company.
David Yuschak: OK. And then one last thing. “Engineering News Record,” a couple weeks ago ran a front page major story about New Orleans moving to the modular model as far as construction is concerned. Could you give us a sense as to how you guys see that potential modularization because it certainly sounds like from the “Engineering News Record” that they see that as an

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

opportunity and certainly it’s like anything else in New Orleans and the Gulf Coast, these things have been awful slow but just give us a sense as to where you guys are seeing that lay of the land and how, what things, what, how you’re positioning yourself for that.
Male: Well there was nobody who was more aggressive than I was in my belief about modular housing. And I don’t know if you got to see Monday Night Football this week, unfortunately our Saints lost, but at the end of the day, there was some coverage given to the, what was called the Katrina Housing Project, which is about $71 or $72 point million for a number of what was called at that time Katrina cottages to be installed in various parts of southern Louisiana. Second fold, as you know or if you’ve read in the newspapers, there’s a shortfall in the road home money to the tune of about six to six and a half billion dollars, which we think, at least residents of Louisiana think that those funds will be appropriated by Congress. So the reality is when I see people like ENR jumping in front of the modular housing component and you also see that one of the thin reasons why I think modular housing hasn’t been more effective in the past David, and I’ve shared this with you, the scattered sites work, where you have to slip a house in between five or six existing houses is difficult. But what’s happening now is as land’s being acquired and as these literal blocks of areas are coming available you can become more efficient in the installation of those homes and I think that that’s why everyone’s sitting there going OK, we can, we can get this done; we can get it in six to eight weeks and we can do it versus stick building. Unfortunately I said that two years ago and now that the road home money’s coming in, now that you have appropriations for things like the Katrina cottage program, I think that that’s why ENR’s picked up and, you know, we have still been one of the largest suppliers of modular housing in St. Bernard Parish and we’re trying to expand that in other parishes as well, and we will continue to believe and continue to support that modular housing will be the right opportunity for a lot of affordable income areas in the city of New Orleans and the surrounding area.
David Yuschak: Thank you very much.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Operator: Now we’ll turn to Thurman Willis, private investor.
Thurman Willis: Gentlemen, thank you for your full disclosure. I think it’s been very beneficial for us for you to have full disclosure.
I want to go back, (Brian), to the FICA question again; I know this has been stated. But from what I understand that you feel that we’re going to collect the majority of the 49 million, plus seven million, plus 700,000. Is that correct? You feel good about that?
(Brian): Say it one more time, Thurman, on the numbers?
Thurman Willis: The 49 million claim that we have and then your second and third claims that you mentioned that you feel very good that we’re going to collect a vast majority of that. I know that there have been those that think we may collect only 50 cents on the dollar, but from what I heard you say, you have hopes that we’ll collect much higher than that.
(Brian): I (want that) to be clear and I said this in the script as well. It’s not just “hopes.” The five-year responsibility is not to negotiate as a bankrupt company or to negotiate a percentage on the dollar or 50 cents on the dollar, 75 cents on the dollar. Their job is to interpret the policy, apply the policy and pay the fair amount that’s owed. And they have reiterated that to me, to our attorneys, to the FICA personnel that’s actually adjusting the claim that they want a fair approach. They have set aside the money to make payment and upon complete review, an approval based on a policy, they will pay on a policy and that’s how it’s going to work.
So we feel very comfortable with that. I mean, we spent a lot of time with this with (Pro) Financial Group. They use their policies which have excessive amounts of coverage for the job itself, so we don’t anticipate it being a problem whatsoever.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Thurman Willis: That’s good news for us. I have two other quick questions. With where the stock is trading now, in my models I think you gentlemen would have to be somewhat concerned about a potential take out because even on last year’s earnings of 43 cents, you know, you ought to be trading relative (your peer) group probably seven or eight dollars and based on this year with your guidance that you feel comfortable with the street numbers of 61 cents, maybe nine to $12. My question is, do you have fears of that relative to your valuation?
(Brian): Well, as you know, as a public company, the board if such a thing would ever occur, would have to consider that. And it’s interesting that you ask that question because obviously as a management team, we want to get full value for our business. So, my answer to that question is, is if that were ever to happen, it certainly would be something that we would be forced to consider. I think, you know, as you know, my belief is is if we get a lot of singles and collect our cash, we’ll get the appropriate valuation for this company, but it’s a process and it doesn’t happen overnight. But I hope we’re going to be patient enough and execute our business model, and we will be justly rewarded within an appropriate valuation.
Thurman Willis: The other question that I had was relative to insider purchases (Form 4’s) at these levels, I know that in publicly traded companies it’s very difficult to find open windows, but I would say to you that, you know, I’m sure we would like to see some (Form 4’s). Can you tell us your feelings? I know that, you know, you gentlemen own about eight million shares of stock, so you definitely have a meaningful play in our company here. So, can you comment on that at these levels?
Male: Well, actually, I didn’t get to comment on that on (Brian Jordan’s) questions — I mean, David Jordon’s question.
Here’s our issue, we have very few windows and just, you know, from my own personal perspective, I don’t want to speak to (Jeff) or I don’t want to speak to (Brian), if there was a window of opportunity for me personally and I could take advantage of that, I would be excited to

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

do that. But let me just also say that we just told the public that we’re involved in a potential financing. As you might imagine, that causes a window for management.
So, it’s difficult when you’re a growth company and you’re either a) raising money, b) making acquisitions or c) announcing significant opportunities and we’re sensitive to that. And I guess my answer is, is if there was a trading window that was open, and it was available, I personally would take advantage of that.
Operator: hank you. And we have time for one more question that will come from Kent Green of Boston American Asset Management.
Kent Green: Yes, just a couple of clarification questions. One, (Brian), on the contracts in New York, what specifically is, you know, with just a few words, will Fireline collect their revenues on? I mean are you a procurement of labor, or do you manage, you know, these projects when they’re signed?
(Brian): The fellow that runs that area for us is (Rick Halchek), and (Rick’s) from Long Island. He’s been in the New York area for, you know, upwards of 20 years doing development, new construction, residential, commercial construction and construction management. These contracts that we provided and working on various (states) needing construction management or possible general construction and subcontracting as well as some labor. We’ve open up our office there and it’s working well. We’re very confident in our area and our opportunities in New York.
Kent Green: And the projects in Tampa are very similar with people that you already have in place at ...
(Brian): Right. Tampa’s obviously a market and Florida I’ve been in for over 20 years, so our connections ((inaudible)) to do work in the Tampa and all of Florida areas is very simple for us. We have a long list of reputable contractors and subcontractors and a great labor force. I mean,

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

getting work accomplished in those areas, I think you guys know we responded to the Lakes areas. I think we did upwards of 60, 70 homes in a short period of time. We’re the leading restoration contractor in that area. We responded recently to the tornadoes that just hit outside of Orlando in Sanford, and we have continued to do that on the restoration piece and continue to diversify and do some of the new construction and commercial business.
It just makes sense because were a general contractor. There’s no reason to leave that revenue and that profitability out there for somebody else to take up.
Frank: Hey, Kent — Kent, it’s Frank for just a minute. Let me just, because we weren’t very specific in your — in the answer to what you asked about New York, but in the 6th Street project that is what we call CMR construction management project, in the White Stone project, that is a contract that we will recognize all of the revenue on. And on the Upper Eastside project in Manhattan, once that contract is completed, that will also be, which if $40 million, that is also a contract that we would recognize all of (new) revenue on.
So we have one construction management contract, and we have two contracts that generate revenue. The aggregate value of those contracts is $140 million — 140.6, I’m sorry.
Kent Green: And then one just quick question of your so-called “housing-related manufacturing” industries, you know, have you clarified, you know, what, if they benefit from new housing construction or renovation or reconstruction or modernization or whatever, and then whether, you know, they’re particularly vulnerable to reduce your guidance on your earnings?
Male: Which you do me a favor? Which you ask that just one more time because I got confused as to whether or not you were talking about residential construction or modular construction.
Kent Green: I’m talking about your manufacturing, your stone business, (lay top) and all that kind of stuff.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Male: O K, good, I can answer that for you — two-fold, actually three-fold. Number one, we recognize in our interior products business that those revenues potentially will be different than they were down over 2006. However, there are — there are two opportunities that we are focused on to be able to normalize that business, and we’ve done that by hiring an ex-Home Depot executive to come in who actually work directly for the CEO of Home Depot and who has been instrumental in at-home services when he worked for (Frank Blake) at Home Depot, and his name is (Larry Lassider).
(Larry’s) come in and he’s done a total evaluation on our interior services business. We look to grow the business in two areas. Number one, from the manufacturing side in both kitchen cabinets and granite fabrication, we have a number of projects where we are doing the construction revenues that will require interior products such as kitchen cabinets and granite. We below rather than going to an outside source, that we should be supplying those projects to our own businesses, that’s pretty obvious. And so we’re working towards that. (Larry) and (Brian) are working together to accomplish that.
Second, (Larry’s) background in Home Depot is such that if you’ve seen the latest Home Depot commercials, Kent, you’ve seen them focus on a number of installers installing various products in your home, and that’s the latest blitz of advertisement for Depot. We recently completed our (line) review. We got another good grade in terms of supplying granite in terms of the way we do it. Customer satisfaction, we got another good grade on that. So we’re now looking at taking not only the granite services business, but looking at other installation businesses that Depot has nationwide that we could respond to. And we hope at the end of the year, that we have a plan in place that we will have some other interior service opportunities that will offset what we may have lost in residential construction.
Kent Green: Very good. Thank you.

HOME SOLUTIONS OF AMERICA, INC.
Moderator: Frank Fradella
09-27-07/9:05 a.m. CT
Confirmation # 9335724

Male: Thanks, Kent.
Operator: And that concludes our question-and-answer session. Gentlemen, I’ll turn the conference back to you.
Male: We’d like to thank everyone for their participation in our call again this afternoon. As everyone recognizes, this was an update. Our quarter will be ending very shortly and we will be having a call again with the investment community in another few weeks.
Thanks again for your time. Thanks again for your participation.
Operator: And with that, we will conclude today’s conference. Thank you, everyone, for joining.
END